Exhibit 10.30

Black Hills Corporation

Long-Term Incentive Plan

Restricted Stock Award Agreement

(Effective for Awards granted on or after January 24, 2023)

You have been selected to be a Participant in the Black Hills Corporation Long-Term Incentive Plan (the “LTIP”). This LTIP award is granted under the restricted stock and restricted stock units provisions of the Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). This Agreement and the Plan together govern your rights to the Award and set forth all of the conditions and limitations affecting such rights. All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.

Overview of Your Award

Participant: Name: ______________________

Number of Shares of

Restricted Stock: Shares: ____________________

Date of Grant: ____________________________

Date of Lapse of Restrictions: Shares Date

________ _________

________ _________

________ _________

________ _________

Article 1. Employment by the Company.

The Restricted Stock is awarded on the condition that the Participant remain in the employ of Black Hills Corporation and its Affiliates (the “Company”) from the Date of Grant through (and including) the Dates of Lapse of Restrictions. The Award of this Restricted Stock, however, shall not impose upon the Company any obligations to retain the Participant in its employ for any given period or upon any specific terms of employment.

Article 2. Certificate Legend.

Shares of Restricted Stock granted pursuant to the Plan shall be held by the Company in book entry form and shall be designated to have the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Black Hills Corporation Amended and Restated 2015 Omnibus Incentive Plan and in a Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Black Hills Corporation.”

Article 3. Removal of Restrictions.

Except as otherwise provided in the Plan, each of the Shares of Restricted Stock granted under this Agreement shall become freely transferable by the Participant on each of the “Dates of Lapse of Restrictions” set forth on Paragraph 3 herein.

Once the Shares are released from the restrictions, the Participant shall be entitled to receive certificates representing the Shares of stock which have been vested, without the restrictive legend required by Paragraph 5 of this Agreement.

Notwithstanding the terms of this Agreement, no stock shall be issued by the Corporation while its stock transfer books are closed.

Article 4. Voting Rights and Dividends.

During the Period of Restriction, the Participant may exercise full voting rights and is entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock while they are held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

Article 5. Termination of Employment By Reasons of Death or Disability, and Vesting in Connection with a Change in Control.

In the event the Participant’s employment is terminated by reason of Death or Disability, prior to the Dates of Lapse of Restrictions, all Shares of Restricted Stock then outstanding shall immediately vest one hundred percent (100%), and as soon as is administratively practicable, the common stock representing the Shares of Restricted Stock without any restrictions or legend thereon, shall be delivered to the Participant’s beneficiary or estate. The provisions of Article 17 of the Plan shall govern in the event of a Change in Control.

Article 6. Beneficiary Designation.

The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death prior to the Dates of Lapse of Restrictions. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 7. Forfeiture and Repayment.

(a)
In the event the Participant’s employment is terminated for reasons other than those described in Section 5 herein prior to the Dates of the Lapse of Restrictions, all outstanding unvested Restricted Stock granted hereunder shall immediately be forfeited by the Participant.
(b)
Without limiting the generality of Section 7(a), the Company reserves the right to cancel all Restricted Stock awarded hereunder, whether or not vested, and require the Participant to repay all income or gains previously realized in respect of such Restricted Stock, in the event of the occurrence of any of the following events:
(i)
termination of Participant’s employment for Cause;
(ii)
within one year following any termination of Participant’s employment, the Committee determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;
(iii)
at any time during the Participant’s employment or the twelve month period immediately following any termination of employment, Participant:

(x) publicly disparages the Company, any of its Affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its Affiliates or such individuals; or

(y) violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct (defined to include any code of ethics or code of conduct now or hereafter adopted by the Company or any of its Affiliates, including to the extent applicable the Code of Business Conduct, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies and Procedures, as amended, supplemented or replaced from time to time); or

(iv)
Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its Affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.
(c)
If the Committee determines that the Participant’s conduct, activities or circumstances constitute events described in Section 7(b), in addition to any other remedies the Company has available to it, the Company may in its sole discretion:
(i)
cancel any Shares of Restricted Stock awarded hereby, whether or not vested; and/or
(ii)
require the Participant to repay an amount equal to all income or gain realized in respect of all such Restricted Stock. The amount of repayment shall include, without limitation, amounts received in connection with the delivery or sale of Shares of such Restricted Stock or cash paid in respect of any Restricted Stock.

There shall be no forfeiture or repayment under Section 7(b) following a Change-in-Control.

(d)
The Committee, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Section 7(b) and whether and to what extent the Shares of Restricted Stock awarded hereby shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Section 7(c). The Committee shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Shares of Restricted Stock pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Committee in good faith.
(e)
Participant agrees that the provisions of this Section 7 are entered into in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Section 7, the Company would not have entered into this Agreement.

The Incentive Award is also subject to the provisions on forfeiture events and clawbacks set forth in Article 21 of the Plan.

Article 8. Transferability.

This Restricted Stock is not transferable by the Participant, whether voluntarily or involuntarily, by operation of laws or otherwise, during the Restriction Period, except as provided in the Plan. If any assessment, pledge, transfer, or other disposition, voluntary or involuntary, of this Restricted Stock shall be made, or if any attachment, execution, garnishment, or claim shall be issued against or placed upon the Restricted Stock, then the Participant’s right to the Restricted Stock shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all Restricted Stock awarded under this Agreement.

Article 9. Tax Withholding.

Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of shares of Restricted Stock and its vesting. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award and vesting of Restricted Stock hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the vesting of shares of Restricted Stock, the provisions of Section 19.2 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

Article 10. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended, modified, suspended or terminated from time to time by the Committee, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 11. Requirements of Law.

The issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Article 12. Inability to Obtain Authorization.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

Article 13. Miscellaneous

(a) The selection of any employee for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant at-will, is specifically reserved. Such Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect such Participant have been complied with as specified herein.

(b) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent, except as required by law.

(c) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota.

(e) Any awards received by Participant are subject to the provisions of the Stock Ownership Guidelines approved by the Board of Directors.

(f) Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the Company.

(g) Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Black Hills Corporation

________________________________

Jennifer C. Landis – Senior Vice President –

Chief Human Resources Officer